Exhibit (a)(5)(vi)

Emerson Issues Statement at Launch of AspenTech Tender Offer

Compelling and certain value of $265 per share in cash, unanimously recommended by the independent AspenTech Special Committee, represents Emerson’s best and final price

ST. LOUIS – February 10, 2025 – Emerson (NYSE: EMR) today acknowledged the public statement released by Elliott Investment Management L.P. on February 7, 2025 regarding the tender offer under which Emerson will acquire all outstanding shares of common stock of Aspen Technology, Inc. (NASDAQ: AZPN) (“AspenTech”) not already owned by Emerson for $265 per share as per the definitive agreement with AspenTech announced on January 27, 2025.

Emerson issued the following statement:

The tender offer provides AspenTech minority stockholders the opportunity to tender their shares at a compelling and certain value of $265 per share in cash. The $265 per share price is Emerson’s best and final price which was actively negotiated over a period of almost three months between Emerson and the AspenTech Special Committee. The Special Committee took advice from its independent financial and legal advisors and unanimously recommends the transaction and deems it superior to AspenTech’s standalone prospects.

Emerson believes that the AspenTech Special Committee, comprised of three AspenTech independent directors, has significantly greater knowledge of AspenTech and its outlook than a short-term stockholder who has acquired stock in AspenTech for the purpose of merger arbitrage. AspenTech has filed with the SEC a Schedule 14D-9 solicitation and recommendation statement explaining the comprehensive rationale for the recommendation of the Special Committee and the board of directors of AspenTech that stockholders tender into Emerson’s tender offer.

Emerson is a disciplined acquiror and will only pursue transactions that are in the best interests of its shareholders and aligned with Emerson’s strategic and financial acquisition criteria. AspenTech stockholders should make their decision to tender understanding the economic terms of the transaction will not change and there is no assurance that Emerson will extend its tender offer should the terms or conditions of the definitive agreement not be met, including the condition that a majority of the minority shares outstanding be tendered in order for the transaction to be consummated. Should the tender offer expire without the majority of the minority condition being met, Emerson has no interest in a disposition or sale of its holdings and will maintain its majority ownership stake in and governance rights related to AspenTech, which will remain a publicly-traded controlled company.

The terms and conditions of the tender offer are fully described in the “Offer to Purchase” and in the Letter of Transmittal that was distributed to AspenTech stockholders and filed with the Securities and Exchange Commission. The all-cash tender offer is set to expire on March 10, 2025, assuming the minimum required number of shares are tendered.

Goldman Sachs & Co. LLC and Centerview Partners LLC are serving as financial advisors to Emerson, and Davis Polk & Wardwell LLP is serving as legal advisor. Joele Frank, Wilkinson Brimmer Katcher is serving as strategic communications advisor to Emerson.

About Emerson

Emerson (NYSE: EMR) is a global technology and software company providing innovative solutions for the world’s essential industries. Through its leading automation portfolio, including its majority stake in AspenTech, Emerson helps hybrid, process and discrete manufacturers optimize operations, protect personnel, reduce emissions and achieve their sustainability goals. For more information, visit Emerson.com.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements related to Emerson, AspenTech and the proposed acquisition by Emerson of the outstanding shares of common stock of AspenTech that Emerson does not already own that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of the companies and members of their senior management team. Forward-looking statements include, without limitation, statements regarding the business combination and related matters, prospective performance and opportunities, post-closing operations and the outlook for the companies’ businesses, including, without limitation, future financial results, synergies, growth potential, market profile, business plans and expanded portfolio; the competitive ability and position of the combined company; filings and approvals relating to the proposed transaction; the ability to complete the proposed transaction and the timing thereof; difficulties or unanticipated expenses in connection with integrating the companies; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: (1) the risk that the non-waivable condition that at least a majority of the AspenTech common stock held by minority stockholders be tendered is not met; (2) the risk that a transaction with AspenTech may not otherwise be consummated; (3) uncertainties as to the timing of the tender offer and merger; (4) the possibility that competing offers will be made; (5) the possibility that various closing conditions to the proposed transaction may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed transaction or may require conditions, limitations or restrictions in connection with such approvals; (6) unexpected costs, charges or expenses resulting from the proposed transaction; (7) uncertainty of the expected financial performance of AspenTech following completion of the proposed transaction; (8) failure to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the proposed transaction; (9) inability to retain and hire key personnel; (10) the occurrence of any event that could give rise to termination of the proposed transaction; (11) potential litigation in connection with the proposed transaction or other settlements or investigations that may affect the timing or occurrence of the contemplated transaction or result in significant costs of defense, indemnification and liability; (12) evolving legal, regulatory and tax regimes; (13) changes in economic, financial, political and regulatory conditions, in the United States and elsewhere, and other factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, pandemics, geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade and policy changes associated with the current or subsequent U.S. administration; (14) the ability of Emerson and AspenTech to successfully recover from a disaster or other business continuity problem due to a hurricane, flood, earthquake, terrorist attack, war, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during long-term disruptions; (15) the impact of public health crises, such as pandemics and epidemics and any related company or governmental policies and actions to protect the health and safety of individuals or governmental policies or actions to maintain the functioning of national or global economies and markets, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down or similar actions and policies; (16) actions by third parties, including government agencies; (17) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; (18) the risk that disruptions from the proposed transaction will harm Emerson’s and AspenTech’s business, including current plans and operations; (19) certain restrictions during the pendency of the acquisition that may impact AspenTech’s ability to pursue certain business opportunities or strategic transactions; (20) Emerson’s ability to meet expectations regarding the accounting and tax treatments of the proposed transaction; and (21) other risk factors as detailed from time to time in the companies’ periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. All forward-looking statements are based on information currently available to Emerson and AspenTech, and Emerson and AspenTech assume no obligation and disclaim any intent to update any such forward-looking statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of AspenTech, nor is it a substitute for any tender offer materials that Emerson, Emersub CXV, Inc. (“Purchaser”) or AspenTech have filed with the SEC. Emerson and Purchaser have filed a Tender Offer Statement on Schedule TO with the SEC containing an offer to purchase all of the outstanding shares of common stock of AspenTech not already owned by Emerson for $265 per share and a Schedule 13E-3, and AspenTech has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer and a Schedule 13E-3. The tender offer is being made solely by means of the Offer to Purchase, and the exhibits filed with respect thereto (including the Letter of Transmittal), which contain the full terms and conditions of the tender offer. ASPENTECH STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND OTHER TENDER OFFER DOCUMENTS), THE SCHEDULE 13E-3 AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and other tender offer documents, the Schedule 13E-3, as well as the Solicitation/Recommendation Statement, have been sent to all stockholders of AspenTech at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement are available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Emerson or AspenTech. Free copies of these materials and certain other offering documents are available for request by mail to Emerson Electric Co., 8027 Forsyth Boulevard, St. Louis, Missouri 63105 attention: Colleen Mettler, by phone at (314) 553-2197, or by directing requests for such materials to the information agent for the offer, Innisfree M&A Incorporated. Copies of the documents filed with the SEC by AspenTech are available free of charge under the “Investor Relations” section of AspenTech’s internet website at http://ir.aspentech.com/.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, the Schedule 13E-3 as well as the Solicitation/Recommendation Statement, Emerson and AspenTech file annual, quarterly and current reports, proxy statements and other information with the SEC. Emerson’s and AspenTech’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Contacts

Investors
Colleen Mettler
314-553-2197

Media
Joseph Sala / Greg Klassen / Connor Murphy
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449